Filed Pursuant to Rule 424(b)(5)
Registration No. 333-105098

Subject to Completion
Preliminary Prospectus Supplement dated September 9, 2003

PROSPECTUS SUPPLEMENT

(To prospectus dated June 3, 2003)

1,000,000 Units

Merrill Lynch & Co., Inc.

Accelerated Return Notes linked to Pfizer Inc.

common stock due November     , 2004

(the “Notes”)

$25 original public offering price per unit

The Notes:	Payment at maturity:

•  No payments prior to maturity.

•  We cannot redeem the Notes prior to maturity.

•  Senior unsecured debt securities of Merrill Lynch & Co., Inc.

•  Linked to the price of Pfizer Inc. common stock (trading symbol “PFE”). Pfizer Inc. has no obligations relating to, and does not sponsor or endorse, the Notes.

•  We have applied to have the Notes listed on the American Stock Exchange under the trading symbol “APP”.

•  Expected settlement date: September     , 2003.

•  The amount you receive at maturity will be based upon the percentage change in the price of Pfizer Inc. common stock. If the price of Pfizer Inc. common stock has increased over the term of the Notes, at maturity you will receive a payment per Note based upon triple the percentage increase of the price of Pfizer Inc. common stock, not to exceed a maximum payment expected to be between $28.75 and $29.75 per Note, as described in this prospectus supplement. If the price of Pfizer Inc. common stock has decreased over the term of the Notes, at maturity you will receive a payment per Note based upon that percentage decrease. As a result, you may receive less, and possibly significantly less, than the original public offering price of $25 per Note.

Investing in the Notes involves risks that are described in the “ Risk Factors” section beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$25.00	$25,000,000
Underwriting discount	$	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$	$
(1)	The public offering price and the underwriting discount for any single transaction to purchase units or more will be $ per unit and $ per unit, respectively.

Merrill Lynch & Co.

The date of this prospectus supplement is September     , 2003.

Prospectus Supplement

Prospectus

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Accelerated Return Notes Linked to Pfizer Inc. common stock (the “Common Stock”) due November    , 2004 (the “Notes”). You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Notes as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the “Risk Factors” section, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

References in this prospectus supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc. and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

The Notes will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on November    , 2004.

Each unit will represent a single Note with an original public offering price of $25.00. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying prospectus.

What will I receive upon maturity of the Notes?

At maturity, for each unit of Notes you own, you will receive a payment equal to the “Redemption Amount”. The Redemption Amount to which you will be entitled depends entirely on the relation of the Ending Value to the Starting Value:

(i) If the Ending Value is greater than the Starting Value, the Redemption Amount per unit will equal:

$25	+	($75	×	(	Ending Value – Starting Value	))
Starting Value

provided, however, the Redemption Amount cannot exceed an amount expected to be between $28.75 and $29.75 per unit (the “Capped Value”). The actual Capped Value will be determined on the date the Notes are priced for sale to the public (the “Pricing Date”) and will be disclosed in the final prospectus supplement delivered in connection with sales of the Notes.

(ii) If the Ending Value is equal to or less than the Starting Value, the Redemption Amount per unit will equal:

$25 ×	(	Ending Value	)
Starting Value

The “Starting Value” will equal the volume weighted average price at which the Common Stock traded on the Pricing Date. We will disclose the Starting Value to you in the final prospectus supplement delivered in connection with sales of the Notes. The Starting Value will be subject to adjustment during the term of the Notes to account for certain corporate events relating to the Common Stock, as described in this prospectus supplement.

The “Ending Value” means the average of the closing market price of the Common Stock on five business days shortly before the maturity of the Notes. We may calculate the Ending Value by reference to fewer than five or even by reference to a single day’s closing market price of the Common Stock if, during the period shortly before the maturity of the Notes, there is a disruption in the trading of the Common Stock or certain futures or options contracts relating to the Common Stock.

You should understand that the opportunity to participate in the possible increases in the price of the Common Stock through an investment in the Notes is limited because the amount that you receive at maturity will never exceed the Capped Value, which is expected to represent an appreciation of 15% to 19% over the original public offering price of the Notes, which equates to an annualized rate of return of approximately 12.31% to 15.44%, calculated on a semiannual bond equivalent basis. However, in the event that the price of the Common Stock declines over the term of the Notes, the amount you receive at maturity will be proportionately less than the original public offering price and you may therefore lose a part or all of your initial investment in the Notes.

For more specific information about the Redemption Amount, please see the section entitled “Description of the Notes” in this prospectus supplement.

Examples

Set forth below are three examples of Redemption Amount calculations, assuming a Capped Value of $29.25, the midpoint of the expected range of $28.75 to $29.75:

Example 1—The hypothetical Ending Value is equal to 50% of the hypothetical Starting Value:

Hypothetical Starting Value: $31.45

Hypothetical Ending Value: $15.73

Redemption Amount (per Unit)	=	$25	×	($15.73)	=	$12.50
$31.45

Example 2—The hypothetical Ending Value is equal to 105% of the hypothetical Starting Value:

Hypothetical Starting Value: $31.45

Hypothetical Ending Value: $33.02

Redemption Amount (per Unit)	=	$25	+	($75	×	($33.02–$31.45))	=	$28.74
$31.45

Example 3—The hypothetical Ending Value is equal to 150% of the hypothetical Starting Value:

Hypothetical Starting Value: $31.45

Hypothetical Ending Value: $47.18

Redemption Amount (per Unit)	=	$25	+	($75	×	($47.18–$31.45))	=	$29.25	(Redemption Amount cannot be greater than the Capped Value)
$31.45

Who is Pfizer Inc.?

Pfizer Inc. (the “Underlying Company”) has disclosed that it is a pharmaceutical corporation that engages in developing and manufacturing prescription and over-the-counter medications and products for humans and animals. You should independently investigate the Underlying Company and decide whether an investment in the Notes linked to the Common Stock is appropriate for you.

Because the Underlying Company common stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the Securities and Exchange Commission. Information provided to or filed with the SEC by the Underlying Company can be located by reference to SEC file number 001-03619 and inspected at the SEC’s public reference facilities or accessed over the Internet through the SEC’s web site. In addition, information regarding the Underlying Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. For further information, please see the sections entitled “The Common Stock—The Underlying Company” and “Where You Can Find More Information” in this prospectus supplement.

What is the Underlying Company’s role in the Notes?

The Underlying Company has no obligations relating to the Notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the

Notes into consideration for any reason. The Underlying Company will not receive any of the proceeds of the offering of the Notes and is not responsible for, and has not participated in, the offering of the Notes and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Notes. ML&Co. is not affiliated with the Underlying Company.

How has the Common Stock performed historically?

You can find a table with the high and low closing prices per share of the Common Stock during each quarter for 1998 to the present in the section entitled “The Common Stock—Historical Data” in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of the Common Stock in various economic environments; however, past performance of the Common Stock is not indicative of how it will perform in the future.

What about taxes?

The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. hereby agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Common Stock. Under this characterization of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date or upon a sale or exchange of a Note prior to the maturity date. You should review the discussion under the section entitled “United States Federal Income Taxation” in this prospectus supplement.

Will I receive interest payments on the Notes?

You will not receive any interest payments on the Notes, but will instead receive the Redemption Amount at maturity. We have designed the Notes for investors who are willing to forego market interest payments on the Notes, such as floating interest rates paid on standard senior non-callable debt securities, in exchange for the ability to participate in changes in the price of the Common Stock over the term of the Notes.

Will the Notes be listed on a stock exchange?

We have applied to have the Notes listed on the American Stock Exchange under the trading symbol “APP”. You should be aware that the listing of the Notes on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the Notes. You should review the section entitled “Risk Factors—There may be an uncertain trading market for the Notes” in this prospectus supplement.

What is the role of MLPF&S?

Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

MLPF&S will also be our agent for purposes of calculating, among other things, the Ending Value and the Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S’ status as our subsidiary and its responsibilities as calculation agent.

Who is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying prospectus. You should also read other documents ML&Co. has filed with the SEC, which you can find by referring to the section entitled “Where You Can Find More Information” in this prospectus supplement.

Are there any risks associated with my investment?

Yes, an investment in the Notes is subject to risk, including the risk of loss of principal. Please refer to the section entitled “Risk Factors” in this prospectus supplement.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

We will not repay you a fixed amount of principal on the Notes at maturity. The payment at maturity on the Notes will depend on the change in the price of the Common Stock. Because the price of the Common Stock is subject to market fluctuations, the amount of cash you receive at maturity may be more or less than the original public offering price of the Notes. If the Ending Value is less than the Starting Value, the Redemption Amount will be less than the original public offering price of each Note, in which case your investment in the Notes will result in a loss to you. Additionally, although any positive return on the Notes is based on triple the amount of the percentage increase in the Common Stock, in no event will the amount you receive at maturity be greater than the Capped Value.

Your yield may be lower than the yield on a standard debt security of comparable maturity

The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike standard senior non-callable debt securities, the Notes do not guarantee the return of a principal amount at maturity.

Your return is limited and will not reflect the return of owning the Common Stock

You should understand that the opportunity to participate in the possible increases in the price of the Common Stock through an investment in the Notes is limited because the amount that you receive on the maturity date will never exceed the Capped Value, which is expected to be between 15% to 19% over the original public offering price of the Notes, which equates to an annualized return of approximately 12.31% to 15.44%, calculated on a semiannual bond equivalent basis. However, in the event that the price of the Common Stock declines over the term of the Notes, you will realize the entire decline and will lose a part or all of your initial investment.

In addition, your return on the Notes will not reflect the return you would realize if you actually owned the Common Stock and received the dividends, if any, paid on the Common Stock. You will not be entitled to receive dividends, if any, paid on the Common Stock.

There may be an uncertain trading market for the Notes

We have applied to have the Notes listed on the American Stock Exchange under the trading symbol “APP”. You should be aware that the listing of the Notes on the American Stock Exchange does not necessarily ensure that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Notes will depend on our financial performance and other factors such as the increase, if any, in the price of the Common Stock.

If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the Notes caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, a change in the volatility of the price of the Common Stock may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the price of the Common Stock. The following paragraphs describe the expected impact on the market value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The price of the the Common Stock is expected to affect the trading value of the Notes.    We expect that the market value of the Notes will depend substantially on the amount, if any, by which the price of the Common Stock exceeds or does not exceed the Starting Value. If you choose to sell your Notes when the price of the Common Stock exceeds the Starting Value, you may receive substantially less than the amount that would be payable at maturity based on this value because of the expectation that the price of the Common Stock will continue to fluctuate until the Ending Value is determined. In addition, because the payment at maturity on the Notes will not exceed the Capped Value, we do not expect that the Notes will trade in the secondary market above the Capped Value.

Changes in the levels of interest rates are expected to affect the trading value of the Notes.    We expect that changes in interest rates will affect the trading value of the Notes. In general, if U.S. interest rates increase, we expect that the trading value of the Notes will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the Notes will increase.

Changes in the volatility of the Common Stock are expected to affect the trading value of the Notes.    Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Common Stock increases or decreases the trading value of the Notes may be adversely affected.

As the time remaining to maturity of the Notes decreases, the “time premium or discount” associated with the Notes will decrease. We anticipate that before their maturity, the Notes may trade at a value above or below that which would be expected based on the level of interest rates and the price of the Common Stock. This difference will reflect a “time premium or discount” due to expectations concerning the price of the Common Stock during the period before the stated maturity of the Notes. As the time remaining to maturity decreases, any discount or premium attributed to the trading value of the Notes will diminish, increasing or decreasing the trading value of the Notes.

Changes in dividend yield on the Common Stock are expected to affect the trading value of the Notes.    In general, if the dividend yield on the Common Stock were to increase, we expect that the value of the Notes would decrease and, conversely, if the dividend yield on the Common Stock were to decrease, we expect that the value of the Notes would increase.

Changes in our credit ratings may affect the trading value of the Notes.    Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase in the price of the Common Stock at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. However, we expect that the effect on the trading value of the Notes given a change in the price of the Common Stock will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the Common Stock or futures or options contracts on the Common Stock for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of the Common Stock in a manner that could be adverse to your investment in the Notes. Any purchases by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase the price of the Common Stock. Temporary increases in the price of the Common Stock may also occur as a result of the purchasing activities of other market participants in anticipation of this transaction. Consequently, the price of the Common Stock may decline subsequent to the Pricing Date reducing the market value of the Notes.

The Underlying Company has no obligations relating to the Notes

We are not affiliated with the Underlying Company, and the Underlying Company has no obligations relating to the Notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Notes into consideration for any reason. The Underlying Company will not receive any of the proceeds of the offering of the Notes and is not responsible for, and has not participated in, the offering of the Notes and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Notes.

Neither ML&Co. nor MLPF&S have conducted any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Notes; and they make no representation as to the completeness or accuracy of publicly available information regarding the Underlying Company or as to the future performance of the Common Stock. Any prospective purchaser of the Underlying Company should undertake such independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

Holders of the Notes are not entitled Stockholder’s rights

Beneficial owners of the Notes will not be entitled to any rights in the Common Stock including, for example, the right to receive dividends or other distributions, voting rights and the right to tender or exchange common stock in any tender or exchange offer by the Notes or any third party.

Potential conflicts of interest could arise

Our subsidiary, MLPF&S, is our agent for the purposes of calculating the Ending Value and the Redemption Amount. Under certain circumstances, MLPF&S’ role as our subsidiary and its responsibilities as calculation agent for the Notes could give rise to conflicts of interest. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due at maturity on the Notes. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this prospectus supplement.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying prospectus. The Notes will mature on November     , 2004.

While at maturity a beneficial owner of a Note will receive an amount equal to the Redemption Amount, there will be no other payment of interest, periodic or otherwise. See the section entitled “—Payment at Maturity”.

The Notes will not be subject to redemption by ML&Co. or at the option of any beneficial owner before maturity. If an Event of Default occurs with respect to the Notes, registered holders of the Notes may accelerate the maturity of the Notes, as described under “—Events of Default and Acceleration” in this prospectus supplement and “Description of Debt Securities—Events of Default” in the accompanying prospectus.

ML&Co. will issue the Notes in denominations of whole units each with an original public offering price of $25.00 per Note. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying prospectus.

The Notes will not have the benefit of any sinking fund.

Payment at Maturity

At maturity, a beneficial owner of a Note will be entitled to receive the Redemption Amount of that Note, as provided below.

Determination of the Redemption Amount

The “Redemption Amount” for a Note will be determined by the calculation agent as described below.

(i)  If the Ending Value is greater than the Starting Value, the Redemption Amount per unit will equal:

$25	+	($75	×	(	Ending Value – Starting Value	))
Starting Value

provided, however, the Redemption Amount cannot exceed an amount expected to be between $28.75 and $29.75 per unit (the “Capped Value”). We will determine the Capped Value on the Pricing Date and disclose the Capped Value to you in the final prospectus supplement delivered in connection with sales of the Notes.

(ii)  If the Ending Value is equal to or less than the Starting Value, the Redemption Amount per unit will equal:

$25	×	(	Ending Value	)
Starting Value

The “Starting Value” will equal the volume weighted average price at which the Common Stock traded on the Pricing Date, as adjusted for the size of each trade. This average price (the “Volume Weighted Average Price” or “VWAP”) can be found on page “AQR” on Bloomberg L.P. (“Bloomberg”). The Starting Value will be subject to adjustment during the term of the Notes to account for certain corporate events relating to the Common Stock, as described in “—Starting Value Adjustments; Market Disruption Events.”

The “Ending Value” will be determined by the calculation agent and will equal the average, arithmetic mean, of the closing market price of the Common Stock determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days, then the Ending Value will equal the average, arithmetic mean, of the closing market price of the Common Stock on those Calculation Days. If there is only one Calculation Day, then the Ending Value will equal the closing market price of the Common Stock on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing market price of the Common Stock determined on the last scheduled Trading Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on that scheduled Trading Day.

“Closing market price” means:

If the Common Stock (or any other security for which a closing market price must be determined for purposes of the Notes) is listed on a national securities exchange in the United States, is a Nasdaq National Market System (“Nasdaq NMS”) security or is included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), then the closing market price for any date of determination on any Trading Day means for one share of the Common Stock (or any other security for which a closing market price must be determined for purposes of the Notes):

•	the last reported sale price, regular way, on that day on the principal United States securities exchange registered under the Exchange Act on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session), or

•	if not listed or admitted to trading on any such securities exchange or if the last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the Nasdaq NMS or OTC Bulletin Board on that day (without taking into account any extended or after-hours trading session), or

•	if the last reported sale price is not available for any reason, including, without limitation, the occurrence of a Market Disruption Event, as described below, the mean of the last reported bid and offer price of the principal trading session on the over-the-counter market as reported on The Nasdaq Stock Market or OTC Bulletin Board on that day as determined by the calculation agent or from as many dealers in such security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

If the Common Stock (or any other security for which a closing market price must be determined for purposes of the Notes) is not listed on a national securities exchange in the United States, is not a Nasdaq NMS security or included in the OTC Bulletin Board, then the closing market price for any date of determination on any Trading Day means for one share of the Common Stock (or any other security for which a closing market price must be determined for purposes of the Notes) the last reported sale price on that day on the securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding such Trading Date as determined by the calculation agent; provided that if such last reported sale price is for a transaction which occurred more than four hours prior to the close of that exchange, then the closing market price shall mean the average (mean) of the last available bid and offer price on that exchange.

If the Common Stock (or any other security for which a closing market price must be determined for purposes of the Notes) is not listed or admitted to trading on any such securities exchange or if such last reported sale price or bid and offer are not obtainable, then the closing market price shall mean the average (mean) of the last available bid and offer prices in such market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

The “Calculation Period” means the period from and including the seventh scheduled Trading Day prior to the maturity date to and including the second scheduled Trading Day prior to the maturity date.

A “Calculation Day” means any Trading Day during the Calculation Period on which a Market Disruption Event has not occurred.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close.

“Trading Day” means a day on which the New York Stock Exchange (“NYSE”), the American Stock Exchange (“AMEX”) and The Nasdaq Stock Market are open for trading as determined by the calculation agent.

All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent manifest error, shall be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Hypothetical Returns

The following table illustrates, for a hypothetical Starting Value and a range of hypothetical Ending Values of the Common Stock:

•	the percentage change from the hypothetical Starting Value to the hypothetical Ending Value,

•	the total amount payable at maturity for each Note,

•	the total rate of return to beneficial owners of the Notes,

•	the pretax annualized rate of return to beneficial owners of the Notes, and

•	the pretax annualized rate of return of an investment in the stocks included in the Common Stock.

For purposes of this table, we have assumed a Capped Value of $29.25, the midpoint of the expected range of $28.75 to $29.75.

Hypothetical Ending Value	Percentage change from the hypothetical Starting Value to the hypothetical Ending Value	Total amount payable at maturity per Note	Total rate of return on the Notes	Pretax annualized rate of return on the Notes(1)	Pretax annualized rate of return of the Common Stock(1)(2)
15.73	-50%	$12.50	-50.00%	-51.28%	-43.06%
18.87	-40%	$15.00	-40.00%	-39.23%	-33.67%
22.02	-30%	$17.50	-30.00%	-28.28%	-24.51%
25.16	-20%	$20.00	-20.00%	-18.19%	-15.55%
28.31	-10%	$22.50	-10.00%	-8.81%	-6.74%
28.93	-8%	$23.00	-8.00%	-7.00%	-5.00%
29.56	-6%	$23.50	-6.00%	-5.22%	-3.26%
30.19	-4%	$24.00	-4.00%	-3.46%	-1.53%
30.82	-2%	$24.50	-2.00%	-1.72%	0.20%
31.45(3)	0%	$25.00	0.00%	0.00%	1.92%
32.08	2%	$26.50	6.00%	5.04%	3.64%
32.71	4%	$28.00	12.00%	9.93%	5.35%
33.34	6%	$29.25	17.00%	13.88%	7.06%
33.97	8%	$29.25	17.00%	13.88%	8.76%
34.60	10%	$29.25	17.00%	13.88%	10.46%
37.74	20%	$29.25	17.00%	13.88%	18.88%
40.89	30%	$29.25	17.00%	13.88%	27.20%

(1)	The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.

(2)	This rate of return assumes:

(a)	a dividend payment of $0.15 per quarter per year, including a pro-rated dividend payment representing dividends accrued over the final two months of the term of the Notes;

(b)	no transaction fees or expenses; and

(c)	an investment term from September 9, 2003 to November 9, 2004, a term expected to be equal to that of the Notes.

(3)	This was the Volume Weighted Average Price of the Common Stock as reported on Bloomberg on September 8, 2003, and is the hypothetical Starting Value for purposes of this table.

The above figures are for purposes of illustration only. The actual Redemption Amount received by investors and the resulting total and pretax annualized rates of return will depend on the actual Starting Value and the actual Ending Value determined as described in this prospectus supplement.

Starting Value Adjustments; Market Disruption Events

The Starting Value used to determine the Redemption Amount is subject to adjustment by the calculation agent as described in this section.

No adjustments to the Starting Value will be required unless the Starting Value would require a change of at least 0.1% in the Starting Value then in effect. The Starting Value resulting from any of the adjustments specified below will be rounded to the second decimal place with five one-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Starting Value after the Calculation Period.

No adjustments to the Starting Value will be required other than those specified herein. However, the calculation agent may, at its sole discretion, make additional adjustments to the Starting Value to reflect changes occurring in relation to the Common Stock or any other security received in a reorganization event in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the closing market price of the Common Stock, including, without limitation, a partial tender or exchange offer for the Common Stock.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Starting Value and of any related determinations and calculations, including adjustments to the Ending Value where the calculation agent determines that it is appropriate to reflect those charges to ensure an equitable result, with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; and its determinations and calculations will be conclusive absent manifest error.

No adjustments will be made for certain other events, such as offerings of common stock by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Common Stock by the Underlying Company.

ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the Starting Value, or, if later, within ten Business Days following the date on which ML&Co. becomes aware of this occurrence, provide written notice to the Trustee, which will provide notice to the holders of the Notes of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Starting Value.

Stock splits and reverse stock splits

If the Common Stock is subject to a stock split or reverse stock split, then once any split has become effective, the Starting Value relating to the Common Stock will be adjusted to equal the product of the prior Starting Value and the number of shares which a holder of one share of the Common Stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

If the Common Stock is subject to a (i) stock dividend, i.e., issuance of additional Common Stock, that is given ratably to all holders of the Common Stock or (ii) distribution of the Common Stock as a result of the triggering of any provision of the corporate charter of the Underlying Company, then, once the dividend has become effective and the Common Stock is trading ex-dividend, the Starting Value will be adjusted so that the new Starting Value shall equal the prior Starting Value plus the product of:

•	the number of the additional shares of the Common Stock issued with respect to one share of the Common Stock and

•	the prior Starting Value.

Extraordinary Dividends

There will be no adjustments to the Starting Value to reflect any cash dividends or cash distributions paid with respect to the Common Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Common Stock, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend on the Common Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the closing market price of the Common Stock on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the “ex-dividend date”). If an Extraordinary Dividend occurs with respect to the Common Stock, the Starting Value will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Starting Value will equal the product of:

•	the prior Starting Value and

•	a fraction, the numerator of which is the closing market price per share of the Common Stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the closing market price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Common Stock will equal:

•	in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the Common Stock, or

•	in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive. A distribution on the Common Stock described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events”. A distribution on the Common Stock described in the section entitled “—Issuance of transferable rights or warrants” that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to such section.

“Market Disruption Event” means:

(1)	a suspension of, absence of, including the absence of an official closing price, or material limitation on, trading of the Common Stock on the primary market for the Common Stock for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the calculation agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to the Common Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

(2)	a determination by the calculation agent in its sole discretion that the event described in clause (1) above materially interfered with the ability of ML&Co., MLPF&S or any of their affiliates to unwind all or a material portion of the hedge with respect to the Notes.

For purposes of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,

(2)	a decision to permanently discontinue trading in the relevant options contracts related to the Common Stock will not constitute a Market Disruption Event,

(3)	limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or The Nasdaq Stock Market or other regulatory organization with jurisdiction over the NYSE or The Nasdaq Stock Market on trading during significant market fluctuations will constitute a suspension or material limitation of trading in the Common Stock,

(4)	a suspension of trading in an options contract on the Common Stock by the primary securities market trading in the options contracts related to the Common Stock, if available, by reason of:

•	a price change exceeding limits set by the securities exchange or market,

•	an imbalance of orders relating to options contracts on the Common Stock, or

•	a disparity in bid and ask quotes relating to options contracts on the Common Stock will constitute a suspension or material limitation of trading in options contracts related to the Common Stock, and

(5)	a suspension of, absence of or material limitation on trading on the primary securities market on which options contracts related to the Common Stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

If the Exchange Property includes securities other than the Common Stock, then the above definition shall be revised to include each such security in the same manner as the Common Stock is considered in determining whether a Market Disruption Event exists.

Issuance of transferable rights or warrants

If the Underlying Company issues transferable rights or warrants to all holders of the Common Stock to subscribe for or purchase the Common Stock, including new or existing rights to purchase the Common Stock pursuant to a shareholder’s rights plan or arrangement, then the Starting Value will be adjusted on the Business Day immediately following the issuance of such transferable rights or warrants so that the new Starting Value shall equal the prior Starting Value plus the product of:

•	the prior Starting Value, and

•	the number of shares of the Common Stock that can be purchased with the cash value of such warrants or rights distributed on one share of the Common Stock.

The number of shares that can be purchased will be based on the closing market price of the Common Stock on the date the new Starting Value is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a national securities exchange, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a national securities exchange, will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at 3 p.m. on the date the new Starting Value is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

Reorganization Events

If prior to the maturity date of the Notes,

(a)	there occurs any reclassification or change of the Common Stock including, without limitation, as a result of the issuance of tracking stock by the Underlying Company,

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)	the Underlying Company issues to all of its shareholders equity securities of an issuer other than the Underlying Company, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-off Event”), or

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company (an event in clauses (a) through (f) a “Reorganization Event”),

then the method of determining the amount payable on each Note will be adjusted as set forth below.

“Exchange Property” will consist of any Common Stock continued to be held by the holders of the Common Stock, and any securities, cash or any other assets distributed to the holders of the Common Stock with respect to one share in or as a result of the Reorganization Event. No interest will accrue on any Exchange Property.

If a Reorganization Event occurs, then the Redemption Amount shall be calculated by using the value of the Exchange Property in place of the Ending Value and such value shall be calculated as the sum of the value of the components of the Exchange Property as described below:

•	If the Exchange Property is securities (including without limitation, securities of the Underlying Company) traded on the New York Stock Exchange, American Stock Exchange or Nasdaq National Market (“Exchange Traded Securities”), the value of such Exchange Property will equal the closing market price of the securities composing the Exchange Property.

•	If the Exchange Property consists of cash, other property that is not Exchange Traded Securities or a combination thereof, the calculation agent shall value as if liquidated on the date received all such non-cash Exchange Property upon terms that it deems commercially reasonable, and the value of the Exchange Property shall equal the aggregate cash amount, including both the Exchange Property consisting of cash and the amount resulting from the valuation of the non-cash Exchange Property.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the anti-dilution adjustments contained herein.

In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offer or in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

The calculation agent shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the cash amount due upon exchange, including the determination of the cash value of any Exchange Property and the Per Share Liquidation Value, if necessary. Its determinations and calculations shall be conclusive absent manifest error.

Alternative Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Starting Value or to the method of determining the amount payable on each Note described above under “Starting Value Adjustments; Market Disruption Events” and “Reorganization Events”, but may instead make adjustments in its discretion to the Starting Value or the method of determining the amount payable on each Note that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Common Stock or any successor common stock. The Company will provide notice of any such election to the trustee not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Common Stock and will detail in such notice the actual adjustment made to the Starting Value or to the method of determining the amount payable on each Note.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes, with respect to each $25 original public offering price of each unit, will be equal to the Redemption Amount, calculated as though the date of early repayment were the stated maturity date of the Notes. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the original public offering price of the Note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Notes.

In case of default in payment of the Notes, whether at their maturity or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their beneficial owners, at the rate of         % per annum to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

THE COMMON STOCK

The Underlying Company

The following information has been derived from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of the following information.

The Underlying Company has disclosed that it is a pharmaceutical corporation that engages in developing and manufacturing prescription and over-the-counter medications and products for humans and animals. Because the Common Stock is registered under the Securities and Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s web site by reference to SEC file number 001-03619. See “Where You Can Find More Information”. ML&Co. makes no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Common Stock is not a recommendation to buy or sell the Common Stock. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Notes as to the performance of the Common Stock.

The Common Stock trades on the NYSE under the symbol “PFE”.

ML&Co. is not affiliated with the Underlying Company. The Underlying Company has no obligations with respect to the Notes. This prospectus supplement relates only to the Notes and does not relate to the Common Stock or other securities of the Underlying Company. All disclosures contained in this prospectus supplement regarding the Underlying Company are derived from the publicly available documents described above. Neither ML&Co. nor MLPF&S has participated in the preparation of these documents or made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Notes. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the price of the Common Stock have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the price of the Common Stock and therefore the trading price of the Notes. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Notes as to the performance of the Common Stock.

ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with the Underlying Company including extending loans to, or making equity investments in, the Underlying Company or providing investment banking or advisory services to the Underlying Company, including merger and acquisition advisory services. In the course of such business, ML&Co. or its affiliates may acquire non-public information with respect to the Underlying Company and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to the Underlying Company.

Any prospective purchaser of the Notes should undertake an independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

Historical data

The Common Stock is principally traded on the NYSE. The following table sets forth the high and low closing prices for the calendar quarters during calendar years 1998 through 2003. On September 8, 2003 the closing price for the Common Stock was $31.47 per share. The closing prices listed below were obtained from Bloomberg Financial Markets. The historical closing prices of the Common Stock should not be taken as an indication of future performance, and no assurance can be given that the price of the Common Stock will not decrease.

		High	Low
1998
	First Quarter	$33.229	$24.646
	Second Quarter	$39.208	$32.500
	Third Quarter	$39.563	$31.000
	Fourth Quarter	$41.979	$29.792
1999
	First Quarter	$47.667	$37.792
	Second Quarter	$50.000	$31.708
	Third Quarter	$40.375	$32.625
	Fourth Quarter	$41.750	$32.438
2000
	First Quarter	$37.875	$30.438
	Second Quarter	$48.000	$37.750
	Third Quarter	$48.938	$39.625
	Fourth Quarter	$47.438	$42.188
2001
	First Quarter	$46.125	$35.670
	Second Quarter	$44.870	$38.950
	Third Quarter	$41.750	$35.800
	Fourth Quarter	$43.900	$39.440
2002
	First Quarter	$42.150	$39.400
	Second Quarter	$40.110	$33.430
	Third Quarter	$34.920	$25.920
	Fourth Quarter	$33.870	$28.300
2003
	First Quarter	$32.000	$28.560
	Second Quarter	$36.180	$30.370
	Third Quarter (through September 8, 2003)	$34.650	$29.550

UNITED STATES FEDERAL INCOME TAXATION

The following discussion is based upon the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Common Stock. In the opinion of Tax Counsel, such characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. The treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the treatment described above is accepted for U.S. federal income tax purposes.

Tax Treatment of the Notes

Assuming the characterization of the Notes as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

Tax Basis.    A U.S. Holder’s tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

Payment on the Maturity Date.    Upon the receipt of cash at maturity of the Notes, a U.S. Holder will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination or judicial ruling), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss, as the case may be, if the U.S. Holder held the Note for more than one year at maturity. The deductibility of capital losses is subject to certain limitations.

Sale or Exchange of the Notes.    Upon a sale or exchange of a Note prior to the maturity of the Notes, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder’s tax basis in the Note so sold or exchanged. Capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of disposition. As discussed above, the deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”).

If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” for us, determined at the time of issuance of the Notes. Furthermore, any gain realized at maturity or upon a sale or other disposition of the Notes would generally be treated as ordinary income, and any loss realized at maturity or upon a sale or other disposition of the Notes would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and capital loss thereafter.

Even if the Contingent Payment Regulations do not apply to the Notes, other alternative U.S. federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

Constructive Ownership Law

Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” of that property, with the result that all or a portion of any long-term capital gain recognized by such taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to a Note. If Section 1260 of the Code were to apply to a Note in the future, however, the effect on a U.S. Holder of a Note, would be to treat all or a portion of any long-term capital gain recognized by such U.S. Holder on the sale, exchange or maturity of a Note as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any such gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Note.

Non-U.S. Holders

Based on the treatment of each Note as a pre-paid cash-settled forward contract linked to the value of the Common Stock, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date will not be subject to United States withholding tax, provided that such non-U.S. Holder complies with applicable certification requirements and that such payments are not effectively connected with a United States trade or business of such non-U.S. Holder. Any capital gain realized upon the sale or other disposition of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States, and such individual does not have a “tax home” (as defined for U.S. federal income tax purposes) in the United States.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the applicable statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

A beneficial owner of a Note may be subject to information reporting and to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also “plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or

“disqualified persons” under the Code (“parties in interest”) with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the Notes by a plan with respect to which we, MLPF&S, or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transaction under ERISA or Section 4975 of the Code, unless those Notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are:

(1)	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

(2)	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

(3)	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

(4)	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

(5)	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

The Notes may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes that it either (1) is not a plan or a plan asset entity and is not purchasing those Notes on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Notes or any interest in the Notes which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Notes that its purchase and holding will not violate the provisions of any similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount.

WHERE YOU CAN FIND MORE INFORMATION

ML & Co.

We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the Notes and other securities. For further information on ML&Co. and the Notes, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

The Underlying Company

The Underlying Company files reports, proxy statements and other information with the SEC. Information provided to or filed with the SEC by the Underlying Company pursuant to the Securities Exchange Act of 1934 can be located at the SEC’s facilities or accessed through the SEC’s web site by reference to SEC file number 001-03619. You may also inspect the Underlying Company’s SEC reports and other information at the NYSE. In addition, information regarding the Underlying Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of the information or reports.

UNDERWRITING

MLPF&S, the underwriter of the offering, has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $                   aggregate original public offering price of Notes. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the Notes if any are purchased.

The underwriter has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public at the offering prices set forth on the cover page of this prospectus supplement and that it may offer a part of the Notes to certain dealers at a price that represents a concession not in excess of     % of the original public offering price of the Notes. The underwriter may allow, and such dealer may reallow, a concession not in excess of     % of the original public offering price of the Notes to certain other dealers. After the initial public offering, the public offering prices and concessions may be changed. The underwriter is offering the Notes subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting discount and expenses payable by ML&Co.

MLPF&S, a broker-dealer subsidiary of ML&Co., is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the Notes. Accordingly, offerings of the Notes will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

The underwriter is permitted to engage in certain transactions that stabilize the price of the Notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

If the underwriter creates a short position in the Notes in connection with the offering, i.e., if it sells more Notes than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. “Naked” short sales are sales in excess of the underwriter’s overallotment option or, where no overallotment option exists, sales in excess of the number of units an underwriter has agreed to purchase from the issuer. Because MLPF&S, as underwriter for the Notes, has no overallotment option, it would be required to close out a short position in the Notes by purchasing Notes in the open market. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the Notes. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for ML&Co. and for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries for the year ended December 27, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion, and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for goodwill amortization to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated financial statements for the periods ended March 28, 2003 and March 29, 2002 and June 27, 2003 and June 28, 2002, which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for reviews of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc. and subsidiaries’ Quarterly Reports on Form 10-Q for the quarters ended March 28, 2003 and June 27, 2003 and incorporated by reference herein, they did not audit and they do not express opinions on those unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because such reports are not “reports” or “parts” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Page
Business Day	S-10
Calculation Day	S-10
Calculation Period	S-10
Capped Value	S-3
Ending Value	S-3
Market Disruption Event	S-13
Notes	S-1
Pricing Date	S-3
PTCEs	S-22
Redemption Amount	S-3
Starting Value	S-3
Volume Weighted Average Price	S-9

1,000,000 Units

Merrill Lynch & Co., Inc.

Accelerated Return Notes linked to Pfizer Inc.

common stock due November     , 2004

(the “Notes”)

$25 original public offering price per unit

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

September     , 2003